Exhibit 10.2

EXECUTION VERSION

DATED December 11, 2020

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS ASSET MANAGEMENT,

L.P.,

AND

THE BANK OF NEW YORK MELLON,

solely in its capacity as trustee of the Goldman Sachs Physical Gold ETF and not individually

UNALLOCATED GOLD ACCOUNT AGREEMENT

EXECUTION VERSION

THIS UNALLOCATED GOLD ACCOUNT AGREEMENT (this “Agreement”) is made on December 11, 2020,

BETWEEN

(1)

JPMORGAN CHASE BANK, N.A a National Association incorporated in the United States of America, whose principal place of business in England is at 25 Bank Street, Canary Wharf, London, EC14 5JP (the “Custodian”);

(2)	GOLDMAN SACHS ASSET MANAGEMENT, L.P. acting in its capacity as Sponsor; and

(3)

THE BANK OF NEW YORK MELLON a New York banking corporation, solely in its capacity as trustee of the Goldman Sachs Physical Gold ETF, formerly known as the Perth Mint Physical Gold ETF (the “Trust”) created under the Trust Agreement identified below and not individually (the “Trustee”), which expression shall, whenever the context so admits, include the named Trustee and all other persons or companies for the time being the trustee or trustees of the Trust Agreement as trustee for the Shareholders (as defined below).

Each a “Party” and together the “Parties.”

INTRODUCTION

(1)

In connection with the initial formation of the Perth Mint Physical Gold ETF, Gold Corporation (the original custodian), entered into a custody arrangement with the Trustee pursuant to the terms of the original Trust Allocated Metal Account Agreement and the Trust Unallocated Metal Account Agreement, each dated as of July 26, 2018.

(2)

Gold Corporation, Exchange Traded Concepts, LLC (“ETC”), and the Sponsor entered into a Sponsorship Transfer Agreement, dated as of September 29, 2020, pursuant to which, among other things, Gold Corporation and ETC are transferring to the Sponsor Gold Corporation’s role of custodial sponsor of the Trust and ETC’s role of administrative sponsor of the Trust (the “Sponsorship Transfer Agreement”).

(3)

Contemporaneously with the Closing (as defined in the Sponsorship Transfer Agreement), the Trustee and the Sponsor will enter into the First Amended and Restated Depository Trust Agreement (the “Trust Agreement”), dated as of December 11, 2020, pursuant to which the Trustee and the Sponsor establish the terms on which gold may be deposited and safely stored in the Trust, provide for the creation of shares representing fractional undivided beneficial interest in the net assets of the Trust and provide for the other terms and conditions on which the Trust shall be administered.

(4)

Contemporaneously with the Closing (as defined in the Sponsorship Transfer Agreement) ETC, the Sponsor, Gold Corporation, and the Trustee will enter into the Resignation and Appointment Agreement, whereby Gold Corporation and ETC will resign as custodial sponsor and administrative sponsor of the Trust, respectively, and will appoint the Sponsor as the Successor Sponsor (as defined in the Trust Agreement) of the Trust (the “Resignation and Appointment Agreement”).

(5)

Pursuant to the Sponsorship Transfer Agreement and Resignation and Appointment Agreement, Gold Corporation will resign its role as custodian of the Trust, and pursuant to instructions from the Sponsor, the Trustee is authorized and directed to enter into this Agreement and the Allocated Account Agreement (defined herein) appointing the Custodian as the Current Custodian (as defined in the Trust Agreement) of the Trust.

(6)	The Custodian has agreed to transfer Gold deposited into the Unallocated Account (as defined below) into the Allocated Account, pursuant to the terms of this Agreement.

(7)

In order to effect Redemptions of Shares, Physical Gold must be transferred from the Allocated Account to the Unallocated Account by way of de-allocation, and must then be delivered to the Authorized Participant.

(8)

The Unallocated Account will be established in the name of the Trustee for the account of the Trust, and the Trustee will have the sole right to give instructions for the making of any transfers into or out of the Unallocated Account.

(9)

The Custodian, as a member of LPMCL (as defined below), have agreed to open and maintain for the Trustee the Unallocated Account (as defined below) and to provide other services to the Trustee and the Trust in connection with such Unallocated Account. This Agreement sets out the terms under which the Custodian will provide those services to the Trustee and the Trust and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to the Unallocated Account, a positive balance in the amount of Gold owed to the Trustee by the Custodian, or a negative balance (only as expressly permitted by this Agreement) in the amount of Gold owed by the Trustee to the Custodian, in each case as from time to time recorded on the Unallocated Account.

“Allocated Account” means the account designated as the Goldman Sachs Physical Gold ETF Allocated Gold Account (No. 48041), as maintained for the Trust by the Custodian on an allocated basis pursuant to the Allocated Account Agreement for the purpose of holding Gold on behalf of the Trust.

“Allocated Account Agreement” means the Allocated Gold Account Agreement dated December 11, 2020, by and among the Custodian, the Sponsor, and the Trustee, pursuant to which the Allocated Account is established and operated.

“AP Account” means a loco London account maintained on an Unallocated Basis by the Custodian or another LPMCL clearing bank for the Authorized Participant, as specified in the applicable instructions given under clause 5.2.

“AP Application” means an offer by an Authorized Participant to the Trust (in the form prescribed by the Trust) to subscribe for Shares, being an offer on terms referred to in the Prospectus and in accordance with the provisions of the relevant Authorized Participant Agreement and the Trust Agreement.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Authorized Participant” means a person that, at the time of submitting a Purchase Order or Redemption Order, (i) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, which, but for an exclusion from registration as a broker-dealer under the Securities Exchange Act of 1934, as amended, would be required to register as a broker-dealer to engage in securities transactions and (ii) is a participant in The Depository Trust Company or its successors; (iii) is approved by the Sponsor (in its absolute discretion) and has in effect a valid Authorized Participant Agreement; and (iv) has established an AP Account.

“Authorized Participant Agreement” means a written agreement among the Trustee, the Sponsor, and another person under which such person is appointed to act as an “Authorized Participant” in relation to Shares and, if such agreement is subject to conditions precedent, provided that such conditions have been satisfied.

“Availability Date” means the Business Day on which the Trustee wishes to transfer or deliver Gold to the Custodian for credit to the Unallocated Account.

“Bankruptcy or Insolvency Event” means of any of the following: (i) the admission by the Custodian, Trustee or Sponsor of its inability to pay its debts when and as they become due; (ii) the execution by the Custodian, Trustee or Sponsor of a general assignment for the benefit of creditors; (iii) the filing by or against the Custodian, Trustee or Sponsor of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or the continuation of such petition without dismissal for a period of sixty (60) days or more, or, in the case of any involuntary filing of a petition against the Custodian, Trustee or Sponsor; (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Custodian, Trustee or Sponsor; or (v) any action to liquidate, dissolve, transfer, or wind up the business of the Custodian, Trustee or Sponsor, in furtherance of the foregoing.

“Basket” means at least 25,000 Shares, except that the Sponsor, upon prior written notice to the Trustee, may from time to time increase or decrease the number of Shares comprising a Basket.

“Benchmark Price” means, as of any day, (i) such day’s LBMA Gold Price PM or such day’s LBMA Gold Price AM if such day’s LBMA Gold Price PM is not available; or (ii) such other publicly available price which is reasonably available to the Trustee and which the Sponsor may determine fairly represents the commercial value of gold held by the Trust and instructs the Trustee to use as the Benchmark Price.

“Business Day” means any day other than a day: (1) when the Exchange is closed for regular trading; or (2), if the order or other transaction requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London gold market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London gold market is, not open for a full business day and the order or other transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

“Custodial Fee Letter” means the Custodial Fee Letter, by and between the Sponsor and the Custodian, dated as of December 11, 2020.

“eBTS” means the electronic Bullion Transfer System website developed by the Custodian.

“Exchange” means the exchange or other securities market on which the Shares are principally traded, which shall initially be NYSE Arca, or such other exchange or securities market which may be specified from time to time by the Sponsor.

“Gold” means (i) Physical Gold held by the Custodian or any sub-custodian under the Allocated Gold Account Agreement and/or (ii) any credit to an account, including the Unallocated Account, on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“LBMA Gold Price AM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 10:30 a.m. London, England time.

“LBMA Gold Price PM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

“loco London” means in respect of an account holding Gold, the custody, trading and clearing of such Gold in London, United Kingdom.

“London Good Delivery Standards” means the specifications for “good delivery” gold bars, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in the good delivery rules promulgated by the LBMA from time to time.

“London Precious Metals Markets” means the London Bullion market and such other markets for Gold or precious metals operating in London as may be agreed among the Custodian, the Trustee, and the Sponsor from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Metal Accounts” means the Allocated Account and the Unallocated Account.

“Physical Gold” means gold bullion that meets the London Good Delivery Standards.

“Prospectus” means the prospectus constituting a part of the registration statement filed on Form S-1, Registration Statement Number 333-232065 with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, in relation to the Shares dated on June 11, 2019, as the same may be modified, supplemented or amended from time to time and any subsequent registration statement filed on Form S-3 with respect to the offering of Shares.

“Purchase Order” means the order that an Authorized Participant must place with the Trustee pursuant to the Trust Agreement in order to acquire one or more Baskets from the Trust.

“Redemption” means the redemption pursuant to a Redemption Order for one or more Baskets in accordance with the Trust Agreement.

“Redemption Order” means the order an Authorized Participant must place with the Trustee pursuant to the Trust Agreement in order to redeem one or more Baskets from the Trust.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the Parties and/or to the activities contemplated by this Agreement.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	The Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Shareholder” means the beneficial owner of one or more Shares.

“Share” means a unit of beneficial interest in the Trust created under the Trust Agreement, having no par value and representing a fractional undivided beneficial interest in the net assets of the Trust which undivided interest shall equal a fraction, the numerator of which is one and the denominator of which is the total number of Shares outstanding. The name of the Shares is “Goldman Sachs Physical Gold ETF Shares.”

“Sponsor” means Goldman Sachs Asset Management, L.P., its successors and assigns and any successor Sponsor appointed pursuant to the Trust Agreement.

“Unallocated Account” means the account designated as the Goldman Sachs Physical Gold ETF Unallocated Metal Account (No. 48040), as maintained for the Trust by the Custodian on an Unallocated Basis pursuant to this Agreement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the Business Day on which the Trustee wishes to withdraw Gold from the Unallocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural: References to the singular include the plural and vice versa.

1.4

Construction: The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this clause,” and words of similar import, refer only to the clause hereof in which such words occur. The word “or” is exclusive. “Include,” “included,” and “including” (regardless of whether capitalized) mean to include without limitation, to be included without limitation, or including without limitation, as the case may be.

2.	UNALLOCATED ACCOUNT

2.1	Opening Unallocated Account: The Custodian shall open and maintain the Unallocated Account in the name of the Trustee (in its capacity as trustee for the Shareholders).

2.2	Denomination of Unallocated Account: The Unallocated Account will hold deposits of Gold and will be denominated in fine troy ounces (to three decimal places).

2.3

Reports: At the end of each London Business Day, the Custodian will provide the Trustee with access to information showing the increases and decreases to the Gold standing to the Trustee’s credit in the Unallocated Account, and identifying separately each transaction and the New York or London Business Day on which it occurred. On each London Business Day, the Custodian will provide the Trustee access to information relating to (i) each separate transaction, if any, transferring Gold to the Unallocated Account, including the amount of Gold transferred to the Unallocated Account and the AP Account from which such Gold is transferred, (ii) the amount of Gold, if any, transferred from the Unallocated Account to the Allocated Account or to any AP Account and (iii) the closing balance of Gold credited to the Unallocated Account for such London Business Day, and the Custodian will use commercially reasonable efforts to send the notification by 5:00pm (London time). In addition, the Custodian will provide the Trustee such information about the increases and decreases to the Gold standing to the Trustee’s credit in the Unallocated Account on a same-day basis at such other times and in such other form as the Trustee and the Custodian shall agree. For each calendar month, the Custodian will provide the Trustee within a reasonable time after the end of the month a statement of account for the Unallocated Account which shall include the opening and closing monthly balance and all transfers to and from the Unallocated Account. All such reports will be made available to the Trustee by means of the Custodian’s proprietary electronic system or authenticated SWIFT message, provided that, if the Custodian’s proprietary electronic system or SWIFT messaging system is unavailable for any reason, the Trustee and the Custodian will agree upon a temporary notification system for making such reports available to the Trustee.

2.4	Discrepancies: If a material error or discrepancy is noted by the Trustee on any report provided pursuant to Clause 2.3 above in relation to any activity or balances, the Trustee will notify the Custodian in writing as soon as possible so that the Custodian may investigate and resolve any such material error or discrepancy as soon as practicable (provided, however, that the Trustee’s failure or delay in notifying the Custodian shall not limit the Custodian’s obligation to reverse or correct errors hereunder).

2.5

Reversal of entries: The Custodian shall reverse any provisional or erroneous entries to the Unallocated Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made, and shall notify the Trustee of any such entries in writing as soon as reasonably practicable of any such reversals.

2.6

Access: The Custodian will allow the Sponsor and the Trustee and their identified representatives, independent public accountants, and bullion auditors access to its premises, upon reasonable notice during normal business hours, to examine the Gold and such records, as they may reasonably require to perform their respective duties with regard to the Trust and to investors in Shares. The Trustee and the Sponsor agree that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures and will be limited to no more than two (2) times per calendar year. The two (2) examinations during any fiscal year shall be at the Trust’s expense, which expense shall be paid by the Sponsor subject to the Fee Cap (as defined in the Trust Agreement) in accordance with the terms of Section 5.3(g)(i) of the Trust Agreement.

2.7

Regulatory Reporting: To the extent that the Custodian’s activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, the Custodian will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with the Trustee and the Sponsor and the Trustee’s and the Sponsor’s representatives to provide such information concerning the Custodian’s activities as may be necessary for such filings to be completed. Additionally, to the extent that the Custodian’s activities or controls in its capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, the Custodian will, upon reasonable request, cooperate with the Sponsor and the Trustee to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s external auditors with information and reports regarding the Custodian’s internal controls over financial reporting as far as such reporting relates to the scope of the Custodian’s duties.

3.	DEPOSITS

3.1

Procedure: The initial deposit of Gold will be received by the Custodian from Gold Corporation into the Unallocated Account by unallocated transfer between the Custodian and Gold Corporation as per arrangements agreed upon by the Sponsor, the Trustee, and the Custodian. The Custodian shall receive further deposits of Gold into the Unallocated Account (in the manner and accompanied by such documentation as the Custodian may reasonably require) by:

(a)	de-allocation of Gold held in the Allocated Account upon a redemption of Shares by an Authorized Participant or for any other purpose authorized by the Trust Agreement; or

(b)

transfer of Gold from an AP Account relating to the same kind of Gold and having the same denomination as that to which the Unallocated Account relates in connection with an AP Application by an Authorized Participant for Shares.

(c)	No other methods of deposit are permitted.

3.2

Notice requirements: Notice of intended deposit must be received by the Custodian from the Trustee no later than 3:00 p.m. (London time) one London Business Day prior to the Availability Date and specify the weight (in fine troy ounces of gold) to be credited to the Unallocated Account, the Availability Date, the account from which such deposit will be transferred, and any other information which the Custodian may, with the agreement of the Trustee, from time to time require. When, by reference to the Trustee’s notifications and instructions to the Custodian, the Custodian reasonably believes an amount of Gold has been credited to the Unallocated Account in error, the Custodian will notify the Trustee promptly and, pending a joint resolution of the error, will treat such amount as not being subject to the standing instruction in clause 5.3.

4.	WITHDRAWALS

4.1

Procedure: The Trustee may at any time give instructions to the Custodian for the withdrawal of Gold standing to the credit of the Unallocated Account (in the manner and accompanied by such documentation as the Custodian may reasonably require) provided that a withdrawal may be made only by:

(a)	transfer to an AP Account relating to the same kind of Gold and having the same denomination as that which the Unallocated Account relates when Shares are to be redeemed by an Authorized Participant;

(b)	transfer of Gold to the Allocated Account;

(c)	transfer to an account maintained by the Custodian or by a third party on an Unallocated Basis in connection with the sale of Gold or other transfers permitted under the Trust Agreement; or

(d)	the collection of Physical Gold from the Custodian at its vault premises, or such other location as the Custodian may direct by notice to the party taking physical delivery.

To the extent that the Trustee is authorized to sell Gold under the Trust Agreement, the Custodian may, but is not required to, purchase such Gold; provided that, if the Trustee’s instruction to sell Gold is received by the Custodian by 2:00 p.m. (London time) on a London Business Day, the purchase price for such Gold shall be that day’s Benchmark Price and, if the Trustee’s instruction to sell Gold is received by the Custodian after 2:00 p.m. (London time) on a London Business Day, the purchase price for such Gold shall be the next Benchmark Price available after that day. The Trustee’s instruction to sell Gold may be an instruction to sell such amount of Gold as necessary to produce a specified amount of United States dollars.

4.2	Notice requirements: Any notice relating to a withdrawal of Gold must be in writing and:

(a)

if it relates to a withdrawal pursuant to clauses 4.1(a) or (c) (for sale of Gold only), to be in such form as may be agreed by the Parties from time to time, and in all cases be received by the Custodian no later than 3:00 p.m (London time) on the Withdrawal Date unless otherwise agreed;

(b)

if it relates to a transfer pursuant to clause 4.1(b), be in the form of an AP Application (which shall be sufficient instruction for the purposes of this Agreement) and be received by the Custodian no later than 3:00 p.m. (London time) on the day which is one London Business Day prior to the Withdrawal Date; or

(c)

if it relates to a withdrawal pursuant to clause 4.1(c) (with respect to transfers (other than for sales of Gold) permitted under the Trust Agreement), or clause 4.1(d), be received by the Custodian no later than 11:30 a.m. (London time) not less than two London Business Days prior to the Withdrawal Date unless otherwise agreed and, for physical delivery, specify the name of the person or carrier that will collect the Gold from the Custodian or the identity of the person to whom delivery is to be made, as the case may be;

and in all cases, specify the weight (in fine troy ounces of gold) of the Gold to be debited from the Unallocated Account, the Withdrawal Date and any other information which the Custodian may, with the agreement of the Trustee, from time to time require.

4.3

Allocation: Without limiting clause 5.3, in the case of a transfer under clause 4.1(b) and after receipt of notice given in the form prescribed in clause 4.2(b), the Custodian will use its commercially reasonable endeavours to complete the allocation of such deposits of Gold by not later than 3:00 p.m. (London time) on the Withdrawal Date provided that the Gold referenced in such notice is deposited into the Unallocated Account by 10:00 a.m. (London time) on the Withdrawal Date, and the Custodian will promptly notify the Trustee by email upon the completion of such allocation. Following the Custodian’s receipt of such notice, the Custodian shall identify bars of a weight most closely approximating, but not exceeding, the balance in the Unallocated Account and shall transfer such weight from the Unallocated Account to the Allocated Account. The Trustee acknowledges that the process of allocation of Gold to the Allocated Account from the Unallocated Account may involve minimal adjustments to the weights of Gold to be allocated to adjust such weight to the number of whole bars available.

4.4

Form of Gold Withdrawals. Any Gold withdrawal from the Unallocated Account pursuant to clause 4.1 will be in a form which complies with the Rules or in such other form as may be agreed between the Trustee and the Custodian the combined Fine Ounce weight of which will not exceed the number of Fine Ounces the Trustee has instructed the Custodian to debit.

5.	INSTRUCTIONS

5.1

Instructions: Only the Trustee shall have the right to give instructions to the Custodian for deposit of Gold to or withdrawal of Gold from the Unallocated Account. The Custodian is entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2

Transfer Instructions: All transfers into and out of the Unallocated Account shall be made upon receipt of, and in accordance with, instructions given by the Trustee to the Custodian. Such instructions shall be given by SWIFT or Custodian’s proprietary electronic system, or, if either system is not operating, by such other temporary means as the Trustee and the Custodian may agree from time to time. Other information (which shall not constitute an instruction) related to transfers into and out of the Unallocated Account may be sent between the Trustee and the Custodian by email or such other means as the Trustee and the Custodian may agree from time to time. Any such communication shall be deemed to have been given, made or served upon actual receipt by the recipient.

5.3

Continuous Allocation of Gold: Without prejudice to clause 5.1 and subject to clause 4.3, unless otherwise notified by the Trustee in writing, the Custodian shall, at the end of each London Business Day, including when Gold is to be transferred from an AP Account to the Metal Accounts, transfer any Gold then standing to the credit of the Unallocated Account (excluding Gold which has been de-allocated in order to effect delivery of Gold to a redeeming Authorized Participant or pursuant to any other withdrawal occurring on such day) to the Allocated Account such that no amount of Gold held on an Unallocated Basis remains standing to the credit of the Trustee in the Unallocated Account at the close of such London Business Day. Additionally, the Custodian shall use reasonable commercial efforts to minimize the amount of Gold held for the Trust in the Unallocated Account at all times during each London Business Day.

5.4

Lending Gold. The Custodian shall lend to the Unallocated Account from time to time such number of fine ounces of Gold as may be needed in order for the Custodian to fully allocate to the Allocated Account all of the Gold standing to the Trust’s credit in the Unallocated Account (after repayment to the Custodian of any loan balance existing prior to such allocation as provided hereafter in this clause) to the Allocated Account pursuant to the standing instruction set forth in clause 5.3, provided that the maximum amount of Gold that the Custodian will lend to the Trust at any time is 430 fine ounces of Gold. The Custodian shall not charge the Trust any fees, interest or costs in connection with the lending of the Gold. The Custodian shall identify on its books and records and in the reports it sends to the Trustee any Gold that has been borrowed in the Unallocated Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error. On each Business Day, the Custodian may repay itself the amount of any borrowed Gold from, and to the extent of, the positive balance of the Unallocated Account determined by taking into account all credits to and debits from the Unallocated Account on such Business Day but prior to the Custodian’s execution of the standing instruction to allocate contained in clause 5.3.

5.5

AURUM: The Trustee acknowledges that instructions relating to a counterparty for whom the Custodian does not already provide settlement services will be forwarded by the Custodian to AURUM on the Trustee’s behalf. The Trustee acknowledges that AURUM is operated by a third party and that the Custodian cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, the Trustee agrees that the Custodian’s obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. The Custodian will notify the Trustee as soon as is reasonably possible of any such unavailability or malfunction.

5.6

Amendments: Once given, transfer instructions continue in full force and effect until they are cancelled, amended or suspended. Any such instructions shall be valid and binding only after actual receipt by the Custodian in accordance with clause 5.2.

5.7

Unclear or ambiguous instructions: If, in the Custodian’s opinion, any instructions are unclear or ambiguous, the Custodian will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from the Trustee but, failing that, the Custodian may in its absolute discretion and without any liability on the Custodian’s part, act upon what the Custodian believes in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to the Custodian’s reasonable satisfaction.

5.8

Refusal to execute: The Custodian reserves the right to refuse to execute instructions if in the Custodian’s reasonable opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law.

6.	CONFIDENTIALITY

6.1

Disclosure to others: Subject to clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement and no Party will, without the consent of the others, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of Shares by the Trust.

6.2

Permitted disclosures: Each Party accepts that from time to time another Party may be required by law or the Rules, required or requested by a government department or agency, fiscal body or regulatory or listing authority, or required by the LPMCL (e.g., in connection with AURUM), to disclose this Agreement or information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a Party (i.e., a subsidiary or holding company of a Party) or (in the case of the Trustee) by the Sponsor, or any beneficiary of the Trust. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorizes such persons to make such disclosures without further reference to such Party.

6.3

The Trustee acknowledges that, as a member of the LPMCL, and that from time to time in carrying out the Custodian’s duties and obligations under this Agreement, it may be necessary for the Custodian to disclose to LPMCL and/or other clearing members of LPMCL, the Trustee’s account details and certain other information in order to act in accordance with the Trustee’s notices hereunder for the purposes of facilitating settlement. In any such case, the Custodian will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. The Trustee acknowledges and accept that such disclosures may be made by the Custodian for the purposes set out in this clause 6.3.

7.	CUSTODY SERVICES

7.1

Appointment: The Trustee hereby appoints the Custodian to act as custodian of the Gold in accordance with this Agreement and any Rules which apply to the Custodian, and the Custodian hereby accepts such appointment.

7.2	Safekeeping of Gold: The Custodian will be responsible for the safekeeping of the Gold on the terms and conditions of this Agreement.

7.3

Ownership of Gold: The Custodian will identify in its books that the Gold belongs to the Trustee (in trust for the Shareholders). The Custodian shall not loan, hypothecate, pledge or otherwise encumber any Gold held in Unallocated Account absent the Trustee’s written instructions to the contrary.

8.	REPRESENTATIONS

8.1	Each Party represents and warrants to the other Parties, on a continuing basis that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licenses and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorized to do so; and

(d)

this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency, and similar laws, and principles of equity) and do not and will not violate the terms of the Rules, any applicable laws, or any order, charge or agreement by which it is bound.

9.	SANCTIONS

9.1

In addition to (and without limitation of) the representations and warranties given by the Trustee and the Sponsor in clause 8.1 above, the Trustee and the Sponsor respectively represent, warrant, and undertake, on a continuing basis, as follows:

(a)	Each of the Sponsor and Trustee represents that it is not, and the Trust is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions.

(b)	The Sponsor represents that, in relation to its actions taken in connection with this Agreement, the Sponsor is not acting in violation of any applicable Sanctions.

(c)

The Sponsor represents that it has adequate sanctions compliance procedures in place and have taken reasonable risk-based measures (including, where applicable, screening clients for sanctions) to ensure continued compliance with Sanctions.

(d)

The Custodian acknowledges that the Trustee does not review or monitor the activities of the Authorized Participants with respect to their compliance with Sanctions. Each of the Sponsor, and subject to the limitation in the preceding sentence, the Trustee, represents, in relation to its own actions taken in connection with this Agreement, it is not knowingly acting in violation of any applicable Sanctions, and will not knowingly cause the Custodian to hold any Gold that originates from financial crime or that would cause it to facilitate the violation of any Sanctions.

9.2

Each of the Trustee, subject to the limitation in paragraph (c) of clause 9.1, and the Sponsor agrees that, to the best of its knowledge, neither any Gold nor the proceeds of any Gold will be used by it in any way to fund the activities or business of any person or entity in violation of Sanctions. Each of the Trustee and the Sponsor further agrees that the Custodian shall be under no obligation to comply with a notice of withdrawal delivered pursuant to clause 4.1 where the Custodian, in consultation with the Sponsor and the Trustee (to the extent such consultation is permitted by law, regulation or internal compliance policies and procedures), has reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

9.3

If at any time the Sponsor becomes aware of any breach by it of Clauses 9.1 or 9.2 above in relation to the Trust, after the date of this Agreement and before the later of (i) termination of this Agreement and (ii) the date that all obligations under this Agreement are fully and finally discharged, the Sponsor shall, to the extent it is permitted by law, regulation or compliance policies and procedures, promptly notify the Custodian in writing with full details of such breach together with, promptly following any request from the Custodian to do so, any other information the Custodian may reasonably request in connection with such breach. The foregoing notwithstanding, the Sponsor shall not be required to disclose any information subject to attorney-client privilege.

9.4

In the event that the Trustee or the Sponsor breaches clause 9.1 or 9.2 above, or if the Custodian has reasonable grounds to believe that the Trustee or the Sponsor has breached any of clauses 9.1 to 9.2 above, the Custodian shall have the right to terminate this Agreement forthwith upon written notice. The Custodian’s indemnification provided in clause 11.5 shall apply to any such termination.

9.5	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

10.	FEES AND EXPENSES

10.1

Fees: There will be no fees charged directly to the Trustee or the Trust by the Custodian for the services provided by it under this Agreement. Payment of such fees will be made by the Sponsor pursuant to the provisions of the Allocated Account Agreement.

10.2

Expenses: Under the Trust Agreement, the Sponsor has agreed to assume and be responsible for the payment of certain expenses, including the Custodian’s fees and expenses payable to the Custodian pursuant to this Agreement. Pursuant to the Custodial Fee Letter, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by the Custodian in connection with the performance of the Custodian’s duties and obligations under this Agreement or otherwise in connection with any Allocated Account (excluding any fees for storage and insurance of the Gold, which shall be considered part of the agreed fee structure as amended from time to time, and any fees and expenses of any Sub-Custodians). The Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any Unallocated Account maintained by the Custodian pursuant to this Agreement or any deposits or withdrawals related thereto.

10.3	Credit balances: No interest or other amount will be paid by the Custodian on any credit balance on the Unallocated Account.

10.4

Debit balances: Except as provided in clause 5.4, the Trustee is not entitled to overdraw the Unallocated Account and the Custodian shall not be obliged to carry out any instruction from the Trustee where to do so would in the Custodian’s opinion cause any Unallocated Account to have a negative balance. This clause 10.4 does not apply in relation to any rounded quantity of Gold that may be debited to the Trustee’s Unallocated Account in connection with rounding up the Trustee’s Allocated Account balance to record the nearest whole number of bars under the Allocated Account Agreement.

10.5

Default interest: If the Trust or the Sponsor, as applicable, fails to procure payment to the Custodian of any amount when it is due, the Custodian reserves the right to charge the relevant Party interest (both before and after any judgement) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) (or, if LIBOR is discontinued, an industry accepted replacement rate for LIBOR and subject to agreement by the Parties hereto) for the currency in which the amount is due. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by the relevant Party as a separate debt.

10.6

No Recovery from the Trust: Amounts payable by the Trust pursuant to this clause 10 shall not be debited from the Unallocated Account, but shall be payable, as applicable by the Sponsor or the Sponsor on behalf of the Trust, and the Custodian hereby acknowledges that it will have no recourse against any Gold standing to the credit of the Unallocated Account or to the Trust or the Trustee in respect of any such amounts.

11.	SCOPE OF RESPONSIBILITY

11.1

Exclusion of liability: The Custodian will use reasonable care in the performance of the Custodian’s duties under this Agreement and will only be responsible for any loss or damage suffered by the Trustee as a direct result of any negligence, fraud or wilful default on the Custodian’s part in the performance of the Custodian’s duties, and in which case the Custodian’s liability will not exceed the aggregate market value of the balances in the Metal Accounts at the time of such negligence, fraud or wilful default is discovered or notified to the Custodian (calculating the value using the next available prices for Gold of the same type and amount on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful default). The Custodian shall not in any event be liable for any consequential loss, or loss of profit or goodwill. The Custodian, the Trustee, and the Sponsor each agree to notify the other Parties promptly after any discovery of any lost or damaged Gold. If the Custodian delivers from the Unallocated Account Gold that is not of the fine ounces of Gold the Custodian has represented to the Trustee or that is not according to the Rules, recovery by the Trustee, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered; provided, that this clause will not excuse the failure to make a claim at the time such discrepancy has been discovered.

11.2	No duty or obligation: The Custodian is under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as set out in this Agreement.

11.3

Insurance: The Custodian shall at all times maintain adequate insurance cover with reputable and solvent insurers of international standing with respect to the Custodian’s custodial obligations and the Gold comprising the Trustee’s Account Balance, and the Custodian will pay and be responsible for all cost, fees and expenses (including any applicable premium and relevant taxes, each of which the Custodian undertakes to pay in a timely manner) in relation to any such insurance policy or policies. In the event that the Custodian elects to reduce, cancel, or not to renew such insurance, the Custodian will give the Sponsor and Trustee notice as follows: in the event of a material reduction, the Custodian will endeavour to provide such notice at least 30 days prior to the effective date of the material reduction, and in the event of a cancellation or expiration of the insurance without renewal, the Custodian will endeavour to provide such notice at least 30 days prior to the last day of insurance coverage. The Sponsor and the Trustee acknowledge that any such insurance is held for the benefit of the Custodian and not for the benefit of the Sponsor, the Trustee, or the Trust.

11.4

Force majeure: The Custodian shall not be liable to the Trustee or the Sponsor for any delay in performance, or for the non-performance of, any of the Custodian’s obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, clearing or settlement facilities, industrial action, acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation.

11.5

Indemnity: The Trustee, solely from and to the extent of the assets of the Trust, shall indemnify and keep the Custodian indemnified on demand against all costs and expenses, damages, liabilities and losses which the Custodian may suffer or incur, directly or indirectly, in connection with this Agreement except to the extent that such sums are due to the Custodian’s negligence, wilful default, fraud or material breach of this Agreement. For the avoidance of doubt, the Sponsor (and not the Trustee) shall indemnify the Custodian for the amount of any Tax that the Custodian is required under applicable laws (whether by assessment or otherwise) to pay in respect of the Unallocated Account or any deposits or withdrawals related thereto (including any payment of Tax required by reason of an earlier failure to withhold).

12.	TERMINATION

12.1

Method: Any Party may terminate this Agreement by giving not less than one hundred twenty (120) Business Days written notice to the other Parties; and this Agreement will terminate automatically, without notice or further action by any Party, upon a Bankruptcy or Insolvency Event.

12.2

Change in Trustee or the Sponsor: If there is any change in the identity of the Trustee or the Sponsor in accordance with the Trust Agreement, then the Custodian, the Trustee, the Sponsor and the Trust shall, subject to the last sentence of this clause 12.2, execute such documents and shall take such actions as the new Trustee or Sponsor and the outgoing Trustee or Sponsor may reasonably require for the purpose of vesting in the new Trustee or

Sponsor the rights and obligations of the outgoing Trustee or Sponsor, and releasing the outgoing Trustee or Sponsor from its future obligations under this Agreement. The Custodian’s obligations under this clause 12.2 shall be conditioned on the Custodian having conducted prompt, reasonable and proportionate due diligence to the Custodian’s reasonable satisfaction on any such new Trustee or Sponsor.

12.3	Termination Notice Requirements: Any notice given by the Trustee under clause 12.1 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the Account Balance which is a credit balance is to be transferred;

(c)	whether the Gold standing to the credit of the Unallocated Account is to be withdrawn pursuant to clauses 4.1(d); and

(d)	all other necessary arrangements for the transfer, repayment, or other disposition of the Account Balance.

12.4

Redelivery arrangements: If the Trustee does not make arrangements acceptable to the Custodian for the transfer or repayment, as the case may be, of an amount of Gold equal to the Account Balance, the Custodian may continue to maintain that Unallocated Account, in which case the Custodian will continue to charge the fees and expenses payable under clause10. If the Trustee has not made arrangements acceptable to the Custodian for the transfer or repayment of Gold equal to each Account Balance within six (6) months of the Termination Date, the Custodian will be entitled to close the Unallocated Account and in place of delivery of Gold, account to the Trustee for the value of the Account Balance on the Unallocated Account (as at the date which is 6 months after the Termination Date, calculating the value using the next available prices for that date for Gold of the same type and amount on the relevant London Precious Metals Markets), after deducting any amounts due to the Custodian under this Agreement.

12.5

Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to clause 12.1, the Custodian agrees to continue to serve as custodian pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date, to facilitate liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, the Custodian shall cooperate with the Trustee and the Sponsor in good faith to effect a smooth and orderly transfer of the Gold held in the Unallocated Account, the custodial services provided under this Agreement and all applicable records as directed by the Trustee or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trustee or the Sponsor may reasonably require in order to effect such transfer.

12.6

Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. Additionally, the provisions of clauses 6 and 16 shall survive the termination of this Agreement.

12.7	eBTS: Effective as of the Termination Date, the use of the Website (as defined in the schedule) will automatically be terminated and no further access to the Website will be permitted.

13.	VALUE ADDED TAX

13.1

VAT exclusive: All fees referenced in the Schedule to this Agreement (including but not limited to storage, handling and clearing fees) shall be deemed to be exclusive of VAT. To the extent that value added tax or any other tax shall become chargeable and payable in respect of the services provided by the Custodian, the Sponsor shall pay to the Custodian such value added tax, or other tax subject to the provisions of clause 10.2, in addition to the custody fees set out in the Schedule to this Agreement.

13.2

Supplies: Where pursuant to or in connection with this Agreement, the Custodian makes a supply to the Sponsor for VAT purposes and VAT is or becomes chargeable on such supply, the Sponsor shall on demand pay to the Custodian (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and the Custodian shall on receipt of such payment provide the Sponsor and the Trustee with an invoice or receipt in such form and within such period as may be prescribed by applicable law.

13.3

Deemed supplies: Where, pursuant to or in connection with this Agreement, the Custodian is deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of the Custodian’s or any custodian for the Custodian relinquishing physical control of any Gold, and VAT is or becomes chargeable on such supply, the Sponsor shall on demand pay to the Custodian a sum equal to the amount of such VAT and the Custodian shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which the Custodian is deemed or treated to make such supply.

13.4

Reimbursement: References to any fee, cost, expense, charge or other liability incurred by the Custodian and in respect of which the Custodian is to be reimbursed or indemnified by the Sponsor on behalf of the Trust under the terms of this Agreement shall include such part of such fee, cost, expense, charge or other liability as represents any VAT.

14.	NOTICES

14.1

Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement may be given in writing or as otherwise specified in the Schedule. References to writing includes an electronic transmission in a form permitted by clause 14.2.

14.2

Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including fax, email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that Party by written notice to the other.

14.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

14.4	Notice Addresses: The addresses and numbers of the Parties for the purposes of clauses 5.2 and 14.1 are:

The Custodian:	JPMorgan Chase Bank, N.A.
25 Bank Street, Canary Wharf
5th Floor, Global Commodities
E14 5JP, London
United Kingdom
Attention: David Nahmanovici, Mark Amlin
Email: david.j.nahmanovici@jpmorgan.com;
mark.c.amlin@jpmchase.com; vivien.x.zillner@jpmchase.com;
jonatan.h.sherman@jpmchase.com; bullion.etf@jpmorgan.com;
metalics.bo.processing@jpmorgan.com

The Trustee:	The Bank of New York Mellon
240 Greenwich Street
8th Floor
New York, New York 10286
Attention: ETF Services
Telephone: 718-315-4591
Facsimile: 732-667-9585
E-Mail: etfservicesgs@bnymellon.com

The address and numbers of the Sponsor for purposes of receiving notices under this Agreement is:

The Sponsor:	Goldman Sachs Asset Management, L.P.
200 West Street, 37th Floor
New York, NY 10282
Attention:Michael Crinieri
Telephone: (212) 357-7445
E-Mail: Michael.crinieri@gs.com

With copies (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention:Clifford Cone and David Brinton
Telephone: (212) 878-8000
E-Mail: clifford.cone@cliffordchance.com
david.brinton@cliffordchance.com

15.	GENERAL

15.1	Role of Trustee: The Trustee is a party to this Agreement in its capacity as trustee of the Trust and accordingly:

(a)

the Trustee shall only be liable to satisfy any obligations under this Agreement, including any obligations or liabilities arising in connection with any default by the Trustee under this Agreement, to the extent of the assets held from time to time by the Trustee as trustee of the Trust (the “Trust Assets”); and

(b)	no recourse shall be had to:

(i)

any assets other than the Trust Assets, including any of the assets held by the Trustee as trustee, co-trustee or nominee of a trust other than the Trust, as owner in its individual capacity or in any way other than as trustee of the Trust; or

(ii)	the Trustee for any assets that have been distributed by the Trustee to the beneficiaries of the Trust.

15.2

Limited Recourse and Non-Petition: The Custodian hereby agrees that, in relation to amounts expressed to be payable (and not paid) by the Sponsor or by or on behalf of the Trustee or the Trust to the Custodian under this Agreement, including any interest thereon, and any other of the Custodian’s monetary claims (together, the “unpaid amounts”), neither the Custodian nor any person acting on its behalf shall be entitled to take any steps to recover any such unpaid amounts out of any other assets of the Trustee or the Trust and no debt shall be owed by the Trustee or the Trust to the Custodian in respect of any such unpaid amounts. In particular, the Custodian shall not be entitled to institute, or join with any person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to the Trustee or the Trust in respect of such unpaid amounts, or to otherwise take any action to wind up the Trustee or the Trust.

15.3

No advice: The Custodian’s duties and obligations under this Agreement do not include providing the Trustee with investment advice. In asking the Custodian to open and maintain the Unallocated Account, the Trustee does so in reliance upon its own judgement and the Custodian shall not owe to any duty to exercise any judgement on the Trustee’s behalf as to the merits or suitability of any deposits into, or withdrawals from, the Unallocated Account.

15.4

Rights and remedies: The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Metal Accounts with any other account of the Trustee’s or the Trust’s to set off any liabilities of the Trustee or the Trust to the Custodian and the Custodian agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Metal Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trustee or the Trust. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which the Custodian may have at any time in relation to the Unallocated Account.

15.5

Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the Unallocated Account or otherwise under this Agreement, such obligation shall be due to be performed on the next succeeding Business Day in respect of the Unallocated Account or otherwise under this Agreement.

15.6

Assignment: This Agreement is for the benefit of and binding upon the Custodian, the Trustee and the Sponsor and their respective successors and assigns. Save as expressly provided in clause 12.2 and this clause 15.6, no Party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other Parties otherwise consent in writing. This clause shall not restrict the Custodian’s power to merge or consolidate with any party, or to dispose of all or part of its custody business.

15.7

Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by the Sponsor, the Custodian, and the Trustee. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.8

Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

15.9	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g. liability for personal injury or death caused by negligence).

15.10

Entire Agreement: This document represents the entire agreement, and supersedes any previous agreements among the Custodian, the Trustee, and the Sponsor relating to the subject matter of this Agreement.

15.11	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

16.	GOVERNING LAW AND JURISDICTION

16.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

16.2

Jurisdiction: The English courts are to have non-exclusive jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination, and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

16.3

Waiver of immunity: To the extent that the Trustee may in any jurisdiction claim for itself or its assets any immunity from suit, judgement, enforcement or otherwise howsoever, the Trustee agrees not to claim and irrevocably waive any such immunity to which it would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

16.4

Third Party Rights: A person who is not a party to this Agreement has no right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999, except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement. For the avoidance of any doubt, nothing in this paragraph is intended to limit the obligations hereunder of any successor Trustee of the Trust or to limit the right of any successor Trustee of the Trust to enforce the Custodian’s obligations hereunder.

16.5

Service of process: The process by which any Proceedings are begun may be served on any Party hereto by being delivered to the address specified below. This does not affect a Party’s right to serve process in another manner permitted by law.

Address for service of process:

Trustee’s Address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Department – Asset Servicing

Custodian’s Address for service of process:

JPMorgan Chase Bank, N.A.

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf

5th Floor, Global Commodities

E14 5JP, London

United Kingdom

Attention: David Nahmanovici, Mark Amlin, Jonatan Sherman

Email: david.j.nahmanovici@jpmorgan.com;

mark.c.amlin@jpmchase.com; vivien.x.zillner@jpmchase.com;

jonatan.h.sherman@jpmchase.com; bullion.etf@jpmorgan.com;

metalics.bo.processing@jpmorgan.com

Sponsor’s Address for service of process:

Goldman Sachs Asset Management, L.P.

200 West Street, 37th Floor

New York, NY 10282

Attention: Michael Crinieri

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EXECUTED by the Parties

Signed on behalf of

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

by:
Signature	/s/ Mark Amlin
Name	Mark Amlin
Title	Executive Director

Signed on behalf of

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

by:
Signature	/s/ Michael Crinieri
Name	Michael Crinieri
Title	Managing Director

Signed on behalf of

THE BANK OF NEW YORK MELLON, solely in its capacity as Trustee of the Goldman Sachs Physical Gold ETF by:
Signature	/s/ Robert Snyder
Name	Robert Snyder
Title	Managing Director

[Signature Page to Unllocated Gold Account Agreement]

SCHEDULE

To Unallocated Gold Account Agreement

dated December 11, 2020

This Schedule forms an integral part of the Agreement to which it is attached and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

Reports will be provided daily (through eBTS and SWIFT) and monthly (monthly statement)

Clause 4.1(d): Vault premises

The vault premises into which the Custodian shall require delivery, or out of which the Custodian shall effect delivery, in accordance with the above clauses are:

JP Morgan Chase Bank N.A , 60 Victoria Embankment London, EC4Y OJP

Bank of England, Threadneedle Street, London, EC2R 8AH (for sub-custodian services)

Clause 5.1: Instructions

Agreed methods of giving instructions include the following:

Through eBTS and SWIFT, accessible through the JP Morgan Chase Bank website (the “Website”) by the Trustee pursuant to the terms of the website agreement.

Clause 11.3: Insurance

The Custodian agrees to insure the Gold on the terms specified in clause 11.3(b)